ADDENDUM to
 SCHEDULE A

 to the

ADVISORY AGREEMENT
 dated May 26, 2015

 between

EXCHANGE TRADED CONCEPTS TRUST
and

 EXCHANGE TRADED CONCEPTS, LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate	Effective Date
Forensic Accounting ETF	85 bps	May 26, 2015
Hull Tactical US ETF	91 bps	May 26, 2015
ROBO GlobalTM Robotics & Automation Index ETF	95 bps	June 12, 2015
YieldShares High Income ETF	50 bps	June 12, 2015
EMQQ The Emerging Markets Internet & Ecommerce ETF	86 bps	June 12, 2015
REX Gold Hedged S&P 500 ETF	48 bps	December 8, 2015
REX VolMAXXTM Long VIX Weekly Futures Strategy ETF	125 bps	December 8, 2015
REX VolMAXXTM Short VIX Weekly Futures Strategy ETF	145 bps	December 8, 2015
The ETF Industry Exposure & Financial Services ETF	64 bps	December 1, 2016
Bernstein U.S. Research Fund	50 bps	May 23, 2017
Bernstein Global Research Fund	65 bps	May 23, 2017